Exhibit 10.6

February, 2, 2016

Matefinder Deal Memo: The following Memorandum of Understanding will be a legally binding document in lieu of any formal written contract in the future.

Mike Witherill, of MJW Films, agrees to pay Pete Rosen the following screenwriting fees for the Matefinder Trilogy of books written by Leia Stone.

1]	Writing fee for Book 1: MATEFINDER. $50,000 to be paid in two installments for the screenplay of the motion picture presently entitled, “Matefinder.”

First $20,000 no later than Friday March 4, 2016

Final $25,000 no later than Friday March 11, 2016

Pete agrees to do two free rewrites/polishes provided the final half has been paid.

2]
Pete will also be paid a WGA screenwriter fee out of the budget should the movie be financed and greenlighted. 1% of the total budget with a floor of $150,000 and a ceiling of $500,000. Paid at the beginning of preproduction in three installments, and disbursed as follows:

One-third paid at the start of preproduction.

Second third at the start of principal photography.

Final third at the end of principal photography.

3]	If Matefinder is financed and greenlighted, and Pete is paid the ceiling of $500,000, Pete agrees to pay back to Mike the original $50,000 fee.

4]
Sequel writing fee for Book 2: “DEVI.” Pete receives $75,000 to write the sequel screenplay with same terms and conditions as MATEFINDER, as soon as the first one is completed and goes into the marketplace.

First $37,500 at the start of writing.

Final $37,500 at delivery of first draft.

Pete agrees to do two free rewrites or polishes provided the final half has been paid.

5]	If the second film, DEVI, is financed and greenlighted, the same screenplay rights apply of 1% of total budget of the motion picture with $200,000 floor and 5550,000 ceiling.

If the $550,000 ceiling is reached, Pete will return Mike the $75,000 initial writing fee.

6]
Sequel writing fee for Book 3: “BALANCE.” Pete receives $100,000 to write the screenplay for the third installment of the trilogy, with same terms and conditions as MATEFINDER, when both parties agree it should begin.

First $50,000 at the start of writing.

Final $50,000 at delivery of first draft.

Pete agrees to do two free rewrites or polishes provided the final half has been paid.

5]	If the third film, BALANCE, is financed and greenlighted, the same screenplay rights apply, with 1% of the total budget, a $200,000 floor and $600,000 ceiling, with the same terms and conditions.

If the $600,000 ceiling is reached, Pete will return Mike the $100,000 initial writing fee.

6]	Net profit participation; Pete will receive TWO PERCENT of net profits (2%) on no less favorable terms as per the definition of net profit than that of the producer.

7]	Credit: Screenplay by: all advertising print or otherwise same as producer.

If both parties agree, this document shall serve as the Memorandum of Understanding for the screenwriting of the Matefinder Trilogy by Leia Stone.

/s/ Pete Rosen	February 24, 2016
Pete Rosen – Screenwriter

/s/ Mike Witherill	March 2, 2016
Mike Witherill – Producer

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